Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

ARI ANNOUNCES SECOND QUARTER RESULTS

Company reports economy affecting professional services revenue

Milwaukee, Wis., March 2, 2009 – ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that connect equipment dealers, distributors and manufacturers, today reported results for its second fiscal quarter ended January 31, 2009.

Second Quarter Fiscal 2009 Highlights

Revenues decreased 6.2% to $3.96 million for the second quarter of fiscal 2009, compared to $4.22 million for the second quarter of fiscal 2008.

Operating income decreased 15.1% to $303,000 for the second quarter of fiscal 2009, compared to $357,000 for the second quarter of fiscal 2008.

Net income decreased 83.3% to $56,000 or $0.01 per diluted share for the second quarter of fiscal 2009, compared to $335,000 or $0.05 per diluted share for the second quarter of fiscal 2008, primarily due to a non-cash adjustment to deferred tax assets, as described below.

First Six Months Fiscal 2009 Highlights

Revenues decreased 3.9% to $8.12 million for the first half of fiscal 2009, compared to $8.45 million for the first half of fiscal 2008.

Operating income decreased 8.6% to $529,000 for the first half of fiscal 2009, compared to $579,000 for the first half of fiscal 2008.

Net income decreased 46% to $312,000 or $0.04 per diluted share for the first half of fiscal 2009, compared to $578,000 or $0.08 per diluted share for the first half of fiscal 2008, also due to the aforementioned non-cash adjustment to deferred tax assets.

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11425 WEST LAKE PARK  SUITE 900  MILWAUKEE, WI 53224-3025   414.973.4300   FAX 414.973-4357

_______________________________________________________________________________________www.arinet.com

Operations Review

“In the second quarter, we experienced a decline in revenue compared to the same period last year.  Marketing services revenue delivered a strong quarterly performance, and catalog subscription revenue showed a marginal decline while professional services revenue showed a significant decline.  The overall consistency in our marketing services and catalog subscription revenue is due to the essential nature of ARI’s offerings to our customers’ service and parts business,” said Roy W. Olivier, president and CEO.  “Our professional services revenue is the area where we are feeling the pressures of the current global economic downturn as customers are delaying projects.  However, with our solid subscription base and strong customer loyalty, we will remain resilient and expect the professional services business to revive as the economy recovers,” added Olivier.

“The decrease in operating income was mainly a result of the decrease in professional services revenues, largely offset by our ongoing expense control emphasis and efficiency benefits of the restructuring that the Company announced in the fourth quarter of fiscal 2008.  We estimate that one of the effects of the economic downturn is to somewhat reduce the Company’s ability to utilize its net operating loss carryforwards from prior years.  As a result, we increased our valuation reserve for deferred tax assets resulting in a $217,000 non-cash charge against net earnings,” said Ken Folberg, Chief Financial Officer.

“I’m pleased that we’ve been able to continue strengthening our balance sheet by paying down $566,000 of funded debt and increasing our cash position while still being able to invest over a half-million dollars in product development and other capital improvements during the first half of this fiscal year.  This is consistent with our plans to continue enhancing our product offerings and customer service while taking the prudent steps necessary to weather this economic environment and be well-positioned when the inevitable recovery occurs,” added Olivier.

For additional information, please refer to ARI’s quarterly report on Form 10-Q for the second fiscal quarter ended January 31, 2009, filed today with the SEC.

About ARI

ARI is a leading provider of electronic parts catalogs and marketing services to dealers, distributors and manufacturers in the manufactured equipment markets. ARI currently serves approximately 85 manufacturers and 180 distributors worldwide. Additionally, ARI provides electronic parts catalogs, dealer websites and/or professional marketing services to more than 24,000 dealers in about a dozen segments of the worldwide equipment market including outdoor power, power sports, motorcycles, appliances, agricultural equipment, marine, recreation vehicles, floor maintenance, auto and truck after-market parts and construction. For more information on ARI, please visit our website: www.arinet.com.

Second Quarter Earnings Conference Call

ARI’s Second Quarter Conference Call is scheduled for today at 4:30 p.m. Eastern Time.  To participate in the conference call, please dial-in at least five minutes prior to conference start time at (800)214-0694 and enter the password 483545.  (Note:  It is no longer necessary to preregister for the call.)

A replay of this conference call and the information presented during the call will be available after 8:00 PM Eastern Time on March 3rd  at ARI’s website, www.arinet.com.  Click on the “Company” link and select “Investors” to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2008 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Donna Wycklendt

ARI Network Services, Inc.

Tel: (414) 973-4331

Fax: (414) 973-4618

Email: wycklendt@arinet.com

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Data)
	(Unaudited)	(Audited)
	January 31	July 31
	2009	2008
ASSETS
Current Assets:
Cash	$ 1,138	$ 1,086
Trade receivables, less allowance for doubtful accounts of $203
and $175 at January 31, 2009 and July 31, 2008, respectively	993	1,304
Work in Process	131	264
Prepaid expenses and other	252	392
Deferred income taxes	-	330
Total Current Assets	2,514	3,376
Equipment and leasehold improvements:
Computer equipment	5,785	5,647
Leasehold improvements	305	198
Furniture and equipment	2,886	2,842
	8,976	8,687
Less accumulated depreciation and amortization	7,756	7,523
Net equipment and leasehold improvements	1,220	1,164

Deferred income taxes	2,525	2,412
Goodwill	2,196	2,196
Other intangible assets	1,205	1,396
Other long term assets	57	53

Capitalized software product costs:
Amounts capitalized for software product costs	13,554	13,209
Less accumulated amortization	12,032	11,613
Net capitalized software product costs	1,522	1,596

Total Assets	$ 11,239	$ 12,193

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current borrowings on line of credit	$ 500	$ 700
Current portion of notes payable	434	676
Accounts payable	126	408
Deferred revenue	4,609	5,071
Accrued payroll and related liabilities	972	922
Accrued sales, use and income taxes	44	80
Accrued vendor specific liabilities	320	284
Other accrued liabilities	405	615
Current portion of capital lease obligations	95	95
Total Current Liabilities	7,505	8,851

Non-current liabilities
Notes payable	-	116
Long-term portion of accrued compensation	53	97
Capital lease obligations	191	233
Total Non-current Liabilities	244	446

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at January 31, 2009 and July 31, 2008, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000
shares authorized; 0 shares issued and outstanding
at January 31, 2009 and July 31, 2008, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 7,078,125 and 6,971,927 shares issued and outstanding at
January 31, 2009 and July 31, 2008	7	7
Common stock warrants and options	662	501
Additional paid-in-capital	95,220	95,148
Accumulated deficit	(92,396)	(92,708)
Other accumulated comprehensive (loss)	(3)	(52)
Total Shareholders' Equity	3,490	2,896

Total Liabilities and Shareholders' Equity	$ 11,239	$ 12,193

See accompanying notes

ARI Network Services, Inc.
Consolidated Statements of Income - Unaudited
(Amounts in Thousands, Except Per Share Data)
	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	January 31		January 31
	2009	2008	2009	2008

Revenue	$ 3,955	$ 4,222	$ 8,124	$ 8,446
Cost of products and services sold*	732	780	1,461	1,527

Gross Margin	3,223	3,442	6,663	6,919

Operating expenses:
Depreciation and amortization+	229	186	458	381
Customer operations and support	226	256	531	536
Selling, general and administrative	2,146	2,304	4,304	4,684
Software development and technical support	319	339	776	688

Net operating expenses	2,920	3,085	6,069	6,289

Operating income	303	357	594	630

Other income (expense)	(30)	(27)	(65)	(51)

Income before provision for income taxes	273	330	529	579

Income tax benefit (expense)	(217)	5	(217)	(1)

Net income	$ 56	$ 335	$ 312	$ 578

Average common shares outstanding:
Basic	7,049	6,656	7,011	6,645
Diluted	7,065	7,000	7,027	6,989

Net income per share:
Basic	$ 0.01	$ 0.05	$ 0.04	$ 0.09
Diluted	$ 0.01	$ 0.05	$ 0.04	$ 0.08

* includes amortization of software products of $205, $187, $419 and $381, respectively and excludes other depreciation and amortization included in operating expenses
+ exclusive of amortization of software products included in cost of sales
See accompanying notes